Exhibit 14.1

FOR INTERNAL USE ONLY

AGL Credit Management LLC

AGL CLO Credit Management LLC

AGL US DL Management LLC

AGL Private Credit Income Fund

Code of Ethics

October 2024

TABLE OF CONTENTS

I.	INTRODUCTION		3

II.	PURPOSE AND SCOPE OF THE CODE		3

III.	DEFINITIONS		5

IV.	STANDARDS OF CONDUCT		8

	A.	Personal Securities Transactions	8
	B.	Professional Integrity, Fair Dealing and Preferential Treatment	12

V.	GENERAL POLICIES FOR INDEPENDENT TRUSTEES		13

	A.	Standards of Conduct	13
	B.	Personal Trading Restrictions	14
	C.	Reporting Exemptions	14
	D.	Serving on Other Boards of Directors and Officerships	15

VI.	ADMINISTRATION OF THE CODE		15

	A.	Training	15
	B.	Annual Certification	15
	C.	Determination of Covered Persons	15
	D.	Violations and Sanctions	15
	E.	Annual Review of the Code	16
	F.	Exemptive Procedure	16

VII.	ADDITIONAL ADMINISTRATION PROCEDURES APPLICABLE TO THE BDC		16

	A.	Reporting to the Board	16
	B.	Application/Waivers Relating to the BDC	16

VIII.	STATEMENT ON THE PROHIBITION OF INSIDER TRADING		17

	A.	Background	17
	B.	Policy	18
	C.	Who is an Insider?	18
	D.	What is Material Information?	18
	E.	What is Non-public Information?	19
	F.	Bases for Liability	19
	G.	Penalties for Insider Trading	20
	H.	Controlling the Flow of Sensitive Information	20

I.	INTRODUCTION

This Code of Ethics and Personal Trading Policy (the “Code”) has been adopted by each of AGL Credit Management LLC (“AGL Credit”), AGL CLO Credit Management LLC (“AGL CLO”), AGL US DL Management LLC (“AGL Direct Lending”; together with AGL Credit and AGL CLO, the “Advisers”) and AGL Private Credit Income Fund (the “BDC”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and, in the case of the Advisers, Section 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Code is based on the principles that (i) directors and officers of the BDC owe a fiduciary duty to the BDC, and the managers, officers and employees of each Adviser owe a fiduciary duty to the clients of such Adviser, to conduct their personal securities transactions in a manner that does not interfere with the transactions of the clients of the Advisers or otherwise take unfair advantage of their relationship with such clients and (ii) managers, officers and employees of each Adviser owe a fiduciary duty to the clients of such Adviser to act with the utmost integrity in all of their dealings with clients.

Each Company (as defined below) and its employees are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, treatment of client assets and information, generally prohibiting fraudulent, deceptive or manipulative conduct. The Code is designed to ensure compliance with these. The actual requirements of the Code may vary depending on the employee’s business role with each Adviser and/or the BDC, so care should be taken by each employee to understand how the Code applies to them.

Ethics are important to each Company and to its management. Each Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity. All officers, trustees and employees of a Company are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Chief Compliance Officer (“CCO”)1 and/or AGL Compliance (together with the CCO, “Compliance”) or follow the procedures outlined in applicable sections of this Code.

II.	PURPOSE AND SCOPE OF THE CODE

The purposes of the Code are to (i) establish standards of conduct and procedures relating to personal securities transactions and related accounts that reflect the fiduciary duties each Adviser owes to its clients, (ii) establish policies and procedures reasonably designed to detect and prevent activities that are or could be perceived as violating a fiduciary duty, breaching confidentiality obligations or creating a conflict of interest and (iii) require Covered Persons (as defined below) to comply with applicable securities laws and regulations. All Covered Persons are subject to the Code and must comply with its requirements, including, without limitation, the restrictions on personal securities transactions, and certify that they have read the Code and agree to comply with it. Unless otherwise stated herein, Independent Trustees are only required to comply with Section V (General Policies for Independent Trustees) as well as the applicable requirements in this Section II (Purpose and Scope of the Code) and Section VIII (Statement on the Prohibition of Insider Trading).

[1]	An employee of ACA Global, a consulting firm providing outsourced compliance services and the CCO for each of the Advisers. In addition, the same individual has been appointed as the CCO for the BDC.

With respect to the Advisers, the Code is also intended to adhere to the principles set forth by the Loan Syndications and Trading Association (the “LSTA”), a financial services trade group which exists to enhance the development and running of the North American syndicated loan market and to promote integrity, fairness, efficiency, order and liquidity in such market.

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	maintain confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of each Company that no affiliated person of the Company shall, in connection with the purchase or sale of any security, directly or indirectly:

•	employ any device, scheme or artifice to defraud any client or prospective client;

•	make any untrue statement of a material fact or omit to state a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

•	engage in any manipulative practices with respect to our business activities.

The administration of the Code, which is facilitated by the CCO, is predicated upon the following principles: (1) Covered Persons of an Adviser shall always place the interest of the Adviser’s clients ahead of personal interests; (2) personal securities transactions shall be conducted in such a manner as to avoid any actual or apparent conflict of interest or any abuse of a Covered Person’s position of trust and responsibility; and (3) Covered Persons shall always be aware of how their actions may look in hindsight, and never take inappropriate advantage of their positions. Without limiting the foregoing or anything else contained in this Code, Covered Persons must comply with all applicable federal securities laws. The CCO may delegate certain responsibilities in connection with this Code to a designated individual but shall retain ultimate responsibility to properly administer the Code’s provisions.

In addition, there are reporting forms that Covered Persons (with the exception of Independent Trustees as outlined in Section V (General Policies for Independent Trustees)) have to complete under this Code; the initial holdings report and annual holdings report and quarterly transactions reports. This reporting is facilitated through a platform provided by a third-party service provider (the “Compliance Platform”), which is used to administer reporting required pursuant to this Code, including personal securities transactions reports and other compliance-related matters.2 Independent Trustees are not provided access to the Compliance Platform.

All Covered Persons must complete the acknowledgement of having received, read, and understood this Code and renew that acknowledgment on a yearly basis. On an annual basis, each employee is required to complete a Code of Ethics acknowledgement in the Compliance Platform and electronically attest they have read the Code. Independent Trustees complete their acknowledgment as part of the CCO’s Annual Rule 17j-1 review and report.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances, and (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived.

The Companies treat violations of this Code very seriously. If you violate this Code, one or more of the Companies, as applicable, may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

III.	DEFINITIONS

“Advisory Person” means (i) any director, officer, general partner or employee of AGL Direct Lending or the BDC, or any company in a Control relationship to AGL Direct Lending or the BDC, who in connection with his/her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the BDC, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to AGL Direct Lending or the BDC, who obtains information concerning recommendations made to the BDC with regard to the purchase or sale of any Covered Security to the BDC.

“Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that a Covered Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, a Covered Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

[2]	At the time of publication, the Compliance Platform is Compliance Alpha; provided that the Compliance Platform may be changed in the reasonable discretion of the CCO and the General Counsel.

“Board” means the board of trustees of the BDC.

“Company” means each of the Advisers and the BDC individually, except in situations where information in the Code applies to the business activities of one or multiple of the entities or there is reference specific and exclusive to AGL Credit, AGL CLO, AGL Direct Lending or the BDC.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

“Covered Account” means, for purposes of this Code (and in keeping with the Advisers Act), any securities account held at a broker-dealer or bank in which a Covered Person maintains Beneficial Ownership and has discretionary authority to transact the securities or Limited Offerings held in the accounts at their own volition.

“Covered Person” means (a) any director, officer, or partner of an Adviser (or any other person occupying a similar status or performing similar functions); (b) any employee of an Adviser; (c) any other person who provides advice on behalf of an Adviser and is subject to an Adviser’s supervision and control; (d) any director, trustee, officer, general partner or Advisory Person of AGL Direct Lending or the BDC; and (e) any person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client managed by the Adviser or its control affiliates or (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

For purposes of this Code, the term “Covered Person” shall not include any independent contractor unless such individual: has access to nonpublic information regarding any advisory clients’ purchase or sale of securities; or nonpublic information regarding the portfolio holdings of any advisory client of one of the Advisers (or its control affiliates); manages or has access to such recommendations for any advisory client; or is involved in making securities recommendations to clients that are nonpublic.

The CCO shall retain ultimate authority to classify any individual associated with a Company as a Covered Person. The CCO maintains records of the status of all relevant persons under the Code pursuant to Rule 204-2 of the Advisers Act and/or Rule 17j-1(f) under the Investment Company Act and will inform each such person about that person’s status, as necessary.

“Covered Security” means any interest or instrument commonly known as a security or a Limited Offering (e.g., private investments including funds where an Adviser is the general partner, sponsor or issuer) held in a Covered Account, except that it shall not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than reportable funds (i.e., registered funds in respect of which an Adviser acts as investment adviser or is the sponsor or issuer, as may become applicable); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Federal Securities Laws” has the meaning ascribed to it in Rule 38a-1 under the Investment Company Act and means the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), and any rules adopted thereunder by the Securities and Exchange Commission (the “SEC”) or the Department of the Treasury.

“Independent Trustee” means a trustee of the BDC who is not an “interested person” of the BDC within the meaning of Section 2(a)(19) of the Investment Company Act.

“IPO” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Non-Covered Persons” or “Non-Supervised Person” shall be considered synonymous terms under this Code and shall mean any employee (including independent contractors or temporary workers) that does not meet the definition of “Covered Person” and is also subject to information barriers (electronic and physical) from gaining access to investment recommendations for any advisory clients.

“Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

“Restricted List” means a list that identifies those securities that the Advisers’ Covered Persons may not trade due to (i) some restriction under the securities laws; (ii) its Covered Persons (other than the Independent Trustees) may be deemed to possess material non-public information about the issuer of such securities; or (iii) the Companies have otherwise determined they must prohibit Covered Persons from trading in those issuers’ securities to preclude conflicts of interests that may impact current or proposed portfolio holdings of its advisory clients.

IV.	STANDARDS OF CONDUCT

No Covered Person of an Adviser shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the advisory clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Companies or any of its affiliates, in order to derive a personal profit for himself or herself or for any Covered Account, in violation of the fiduciary duty owed to the advisory clients.

No Covered Person shall dispense any information concerning securities holdings or securities transactions of the Companies or the advisory clients to anyone outside the firm without obtaining the prior written approval from the CCO, or such person or persons as the CCO may designate to act on his/her behalf. Notwithstanding the preceding sentence, such Covered Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Companies and their affiliates;

•	in order to report to the applicable Adviser or, when applicable, to the trustees of the BDC; or

•	in the ordinary course of his or her duties on behalf of the Companies.

All personal securities transactions should be conducted consistent with this Code and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Companies.

A.	PERSONAL SECURITIES TRANSACTIONS

Securities Appearing on the Restricted List

No Covered Person shall purchase or sell from a Covered Account, directly or indirectly, any security included on the Restricted List in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. While spouses and family members are not Covered Persons, if they can direct trades in a Covered Account, the AGL employee must nevertheless pre-clear such transactions. These trading restrictions shall not apply to the following:

•	purchases or sales effected in any personal investment account over which the Covered Person (whether employee or household member) has no direct influence or control;

•	Note: an employee is presumed to have direct influence or control over the account of a spouse, minor child, or other dependent relatives;

•	purchases or sales that are non-volitional on the part of either the Covered Person or a fund in which an Adviser is the investment adviser;

•	Note: this provision may include brokerage accounts in which the employee has given full discretionary authority to a financial professional to manage investment purchases and sales;

•	purchases which are part of any Automatic Investment Plan;

•

purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

•	purchases or sales of exchange-traded funds (ETFs) or closed-end fund or mutual funds.

•	Note: Open-end mutual funds are excluded from the definition of Covered Security.

IPOs and Limited Offerings

Covered Persons may not acquire Beneficial Ownership in any IPO without the prior consent of the CCO (or designee), which consent shall be granted so long as such Covered Person’s participation in the IPO is not to the disadvantage of an Adviser’s clients or is determined to be unlawful. Covered Persons may not acquire any security in a Limited Offering without express prior approval by the CCO or, if the Covered Person seeking to acquire such security is the CCO, then the proposed transaction of the CCO must be pre-approved by either the Chief Executive Officer or Chief Operating Officer (each, a “Principal Officer”). The Principal Officer shall use the same criteria to evaluate the transaction request of the CCO as for all other Covered Persons. This pre-clearance requirement in connection with Limited Offerings shall also apply to any private funds in which an Adviser is the investment adviser or in which an Adviser or any related person (i.e., affiliates or entities under common control) to an Adviser is the general partner, sponsor or issuer unless the Adviser otherwise has pre-existing knowledge of such investment. Such pre-approvals shall be submitted in the Compliance Platform for the CCO’s review.

Investment Clubs

Covered Persons are prohibited from participating in investment clubs.

Prohibition on Transacting in Covered Securities

No Covered Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Covered Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by a client, or is held in the client’s portfolio unless such Covered Person has obtained pre-clearance for such purpose from the CCO.

•

A Covered Person who becomes aware that the client is considering the purchase or sale of any Covered Security must immediately notify the CCO of any interest that such Covered Person may have in any outstanding Covered Security.

•	A Covered Person shall similarly notify the CCO of any other interest or connection that such Covered Person might have in or with such issuer.

•

Once a Covered Person becomes aware that a client is considering the purchase or sale of a Covered Security in its portfolio, such Covered Person may not engage in any transaction in such Covered Security.

•	The foregoing notifications or permission may be provided verbally but should be confirmed in writing as soon and with as much detail as possible.

1.	Management of the Restricted List

The Advisers maintain a Restricted List in the Compliance Platform which is comprised of a list of securities that are subject to personal trading restrictions. Securities may be placed on the Restricted List for a variety of reasons designed to ensure compliance with regulatory requirements and Company policy. Although only the symbol for the common stock may be indicated on the Restricted List, all securities from the same issuer (including common and preferred stock, convertibles, options, warrants and rights of the companies listed (and debt securities, if indicated)) are subject to restriction.

2.	Pre-Clearance Reports

Prior to a Covered Person purchasing or selling a Covered Security or a security requiring pre-clearance pursuant to this Section IV(A) (Personal Securities Transactions), the Covered Person must submit such proposed trade for pre-approval by the CCO and/or his/her delegate (or, if the Covered Person seeking to purchase or sell such security is the CCO to, one of the Principal Officers). Such approval is to be given by the CCO or, if applicable, by one of the Principal Officers. The pre-clearance effectiveness period commences on the day on which approval pursuant this Code is communicated to the Covered Person and continues through the end of the first (1st) business day after the business day on which such approval is communicated. Employees are required to submit pre-clearance requests in connection with each Covered Security in Covered Accounts or other securities requiring pre-clearance to the CCO via the Compliance Platform and must receive approval from the Compliance Platform prior to effecting the transaction.

In the event a trade was executed without either (a) obtaining pre-approval; or (b) after receiving a rejection, the trade will be reviewed by the CCO and may be subject to reversal or disgorgement of profits.

3.	Account Access

Covered Persons shall, within 10 days of being designated as a Covered Person, and on a quarterly basis thereafter, upload their corresponding information for brokerage accounts for which he/she has Beneficial Ownership (whether direct or indirect) into the Compliance Platform to ensure that relevant transaction data is obtained for subsequent review by the CCO.

The following accounts do not need to be disclosed:

•	401Ks where available investments are limited to open-ended funds;

•	529 plans

4.	Reporting Requirements

The following reporting procedures have been established to assist Covered Persons in avoiding a violation of this Code, and to assist the Companies in preventing, detecting and imposing sanctions for violations of this Code. Every Covered Person must follow these procedures. Questions regarding these procedures should be directed to our CCO. All Covered Persons are subject to the reporting requirements set forth in the next section except:

•	Transactions effected for, and any Covered Security held in, any account over which the Covered Person has no direct or indirect influence or control; or

•	Transactions effected pursuant to an Automatic Investment Plan.

The CCO may delegate review of these reports to a designee but shall ultimately be responsible for reviewing all reports referenced below.

5.	Initial Holdings Report and Annual Holdings Reports

Within ten (10) days of becoming a Covered Person and not later than February 14th of each year thereafter, each Covered Person must submit a report to the CCO with the following information (which, in each case, shall be no more than 45 days old):

•

The title, number of shares, exchange ticker symbol, CUSIP or SEDOL number and principal amount of all Covered Securities in which the Covered Person has any direct or indirect Beneficial Ownership interest.

•	The name of any broker, dealer, or bank with whom the Covered Person maintains a securities account.

•	The date the report is submitted.

These reports will be initiated by the CCO via the Compliance Platform, and each employee is required to submit these reports and statements through the Compliance Platform or make arrangements to exercise automated reporting from their brokerage firms to the CCO via the Compliance Platform. If an employee’s covered brokerage account is maintained at a broker-dealer or bank that permits automated account statement delivery, the CCO will initiate direct feeds with the broker-dealer or bank via the Compliance Platform.

Managers with new hires should promptly notify AGL Compliance and AGL Compliance shall notify the CCO who will onboard new hires into the Compliance Platform so that the initial holding reports can be completed within 10 days of such new hire becoming a Covered Person.

If an employee receives a notification from the Compliance Platform that the direct feeds from his/her broker-dealer is not connecting, it is the employee’s responsibility to fix the feed or otherwise upload paper statements into the Compliance Platform.

6.	Quarterly Transaction Reports

Every Covered Person shall, within 30 days of the end of each calendar quarter, report to the CCO, with respect to personal securities transactions in any Covered Account, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security the information listed below.

•

The date of the transaction, the title, the exchange ticker symbol, CUSIP or SEDOL number and the number of shares, and the principal amount of each Covered Security involved. For investments which are not publicly traded securities, the Covered Person shall upload information necessary to complete information requested by the Compliance Platform.

•	The nature of the transaction (i.e., a purchase, sale or any other type of acquisition or disposition).

•	The price at which the transaction was effected.

•	The name of the broker-dealer or bank with or through whom the transaction was effected.

•

If the Covered Person has established a brokerage account for which the Covered Person has Beneficial Ownership during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

•	The date on which the report is submitted.

The Compliance Platform will aggregate transactions an employee has disclosed in the Compliance Platform, either manually or by direct feed. On a quarterly basis, employees are required to review and confirm that the list of transactions is complete and accurate. Covered Persons need not make the quarterly transaction reports with respect to transactions where the quarterly transaction report would duplicate information provided pursuant to this section so long as such confirmations are received by, or information available to, the CCO within the time period required by the quarterly transaction report section.

B.	PROFESSIONAL INTEGRITY, FAIR DEALING AND PREFERENTIAL TREATMENT

This section of the Code is applicable to the Advisers and Covered Persons of the Advisers, as applicable. Each Adviser, as a registered investment adviser with the SEC, maintains a fiduciary obligation to its clients. As such, all Adviser employees must act in accordance with this obligation and the Advisers’ professional standards in carrying out their daily responsibilities including making investment decisions, undertaking commitments, and performing their duties without favoritism of any kind and award business or contracts strictly based on merit. As examples, each Adviser and its employees must perform key tasks for the clients inclusive of best execution analyses to help ensure that trade executions are commensurate with the Adviser’s standards and also mitigate conflicts in the allocation of investment opportunities amongst the clients. Consequently, the Compliance Manual includes policies and procedures to establish controls and set forth uniform protocols for employees to follow.

An Adviser’s employees should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to an employee in a personal transaction, the employee must have the preferential treatment pre-approved by the CCO (or designee) before proceeding with the transaction.

Professional Integrity and Fair Dealing

In its capacity as a loan market participant, and in accordance with LSTA standard, the Advisers and their Covered Persons should conduct their loan market activities and relationships in accordance with high standards of fair dealing and with integrity, honesty, and good faith, including by behaving in a manner that will promote confidence in the structural veracity and overall soundness of the loan market. In this regard, Adviser personnel shall strive to be knowledgeable about, and behave in accordance with, all applicable laws, regulations, and rules.

Moreover, the Advisers have established internal controls and compliance policies and procedures (see Compliance Manual) key to meeting the Advisers’ fiduciary obligations under the Advisers Act and the professional conduct standard of the LSTA, such as: addressing financial stability, risk assessments, maintaining current records, and protecting confidential information. The preceding controls and policies/procedures are reasonably designed to ensure that the Advisers’ advisory services and loan market activities are conducted in accordance with applicable laws, regulations, and rules as well as internal policies. Each Covered Person must abide by these policies and procedures, in part, to ensure the ethical standards required under the Advisers Act, and promoted by the LSTA, are followed. Additionally, the Advisers and their employees are responsible for completing necessary training and performing adequate supervision to ensure the Advisers’ loan market activities are facilitated in accordance with the provisions of the LSTA guidelines.

V. GENERAL POLICIES FOR INDEPENDENT TRUSTEES

As explained above, unless otherwise stated herein, Independent Trustees are only required to comply with this Section V (General Policies for Independent Trustees) as well as the applicable requirements in Section II (Purpose and Scope of the Code) and Section VIII (Statement on the Prohibition of Insider Trading).

A.	STANDARDS OF CONDUCT

The core principles that govern an Independent Trustee’s personal trading consist of the following:

•	The affirmative duties of care, loyalty, honesty and good faith to act in the best interests of the BDC.

•	The requirement that all personal trading must comply with the Code, all applicable laws, rules and regulations and such Independent Trustee’s fiduciary duty to the BDC.

•	An Independent Trustee should not take inappropriate advantage of his/her position.

An Independent Trustee shall not engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the BDC or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the BDC, the BDC Adviser or any of its affiliates, in order to derive a personal profit for himself, in violation of the fiduciary duty owed to the BDC and its shareholders.

No Independent Trustee shall dispense any information concerning securities holdings or securities transactions of the BDC to anyone outside the BDC without obtaining prior written approval from the CCO, or such person or persons as he/she may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	When there is a public report containing the same information;

•	When such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the BDC and its affiliates;

•	When such information is reported to trustees of the BDC; or

•	In the ordinary course of his or her duties on behalf of the BDC.

B.	PERSONAL TRADING RESTRICTIONS

An Independent Trustee may not purchase or acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or dispose of any Covered Security in which the Independent Trustee has direct or indirect Beneficial Ownership, if the Independent Trustee knows or should know at the time of entering into the transaction that: (1) the BDC has purchased, acquired, sold or disposed of the Covered Security within the last fifteen (15) calendar days, or is purchasing, acquiring, selling or disposing of or intends to purchase, acquire, sell or dispose of the Covered Security in the next fifteen (15) calendar days; or (2) AGL Direct Leding has considered purchasing, acquiring, selling or disposing of the Covered Security for the BDC within the last fifteen (15) calendar days or intends to consider purchasing, acquiring, selling or disposing of the Covered Security for the BDC within the next fifteen (15) calendar days.

C.	REPORTING EXEMPTIONS

(i)	Holdings Reports

An Independent Trustee is exempt from filing initial and annual holdings reports as described in Section IV(A)(5) (Initial Holdings Report and Annual Holdings Reports), and exempt from filing quarterly transactions reports as described in Section IV(A)(6) (Quarterly Transaction Reports), unless, in the case of the quarterly transactions report, such Independent Trustee knew or should have known that during the fifteen (15) calendar days immediately before or after the transaction in a Covered Security that the BDC purchased, acquired, sold or disposed of the Covered Security or the BDC considered the purchase, acquisition, sale or disposition of the Covered Security. If an Independent Trustee is required to make a holdings report, the Independent Trustee should contact the CCO (or designee) for assistance in making such holdings report.

(ii)	Brokerage Accounts; Trade Confirmations and Account Statements

An Independent Trustee is exempt from delivering brokerage account and related information as described in Section IV(A)(3) (Account Access).

D.	SERVING ON OTHER BOARDS OF DIRECTORS AND OFFICERSHIPS

An Independent Trustee is required to notify the CCO (or designee) of any service on or resignation or termination from a business-related or non-business-related board of directors, board of trustees, officership or other similar position.

VI.	ADMINISTRATION OF THE CODE

The CCO has overall responsibility for administering the Code.

A.	TRAINING

All new employees designated as Covered Persons shall be trained by Compliance, as appropriate, regarding the requirements of this Code. In addition, Covered Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training may take place in person, on a call, and through compliance bulletins.

B.	ANNUAL CERTIFICATION

The Companies shall provide all Covered Persons with a copy of this Code and any amendments. All AGL employees must certify annually in the Compliance Platform, that they have read and understand the Code and have complied with its requirements. Independent Trustees shall certify during the annual review and consideration of the Code of Ethics.

C.	DETERMINATION OF COVERED PERSONS

The CCO shall determine as necessary, from time to time, whether persons meet or do not meet the definition of “Covered Persons.” The determination of the CCO shall be final. Currently all employees are deemed Covered Persons.

D.	VIOLATIONS AND SANCTIONS

Upon discovering a violation of this Code: (a) a Covered Person shall promptly report such violation to the CCO (or, if the Covered Person in violation of this Code is the CCO, the CCO shall promptly report such violation to the Principal Officers); and/or (b) the Companies may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Principal Officers.

E.	ANNUAL REVIEW OF THE CODE

This Code shall be reviewed at least annually and, at such time(s), shall be revised to reflect any changes in law or other changes to this Code deemed appropriate. The CCO will document such changes to the Code, where applicable, and provide instructions to all Covered Persons concerning any new requirements attendant to the Code.

F.	EXEMPTIVE PROCEDURE

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances and with documentation to be retained in accordance with the Advisers’ recordkeeping policies (as described in the Compliance Manual). In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Companies, unless the violator establishes to the satisfaction of the Company that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

VII.	ADDITIONAL ADMINISTRATION PROCEDURES APPLICABLE TO THE BDC

A.	REPORTING TO THE BOARD

The CCO has overall responsibility for reporting on the administration of and compliance with the Code and related matters to the Board and the Audit Committee of the Board (the “Audit Committee”). No less frequently than annually, our CCO must furnish to the Board and the Audit Committee, and the Board and/or the Audit Committee must consider, a written report that describes any issues arising under the Code or its procedures since the last report to the Board, including but not limited to, information about material violations of the Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the BDC has adopted procedures reasonably designed to prevent persons subject to the Code from violating the Code.

B.	APPLICATION/WAIVERS RELATING TO THE BDC

Insofar as other policies or procedures of the BDC or AGL Direct Lending govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Solely in connection to the BDC’s Form 8-K obligations, any amendment or waiver of the Code for an executive officer or member of the Board must be made by the Board and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

VIII.	STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by a Covered Person or an applicable Independent Trustee to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to the Covered Person’s or an Independent Trustee’s future and to the Companies. The information provided below should provide a useful guide about what constitutes insider trading and material non-public information. In the event that any Covered Person or Independent Trustee comes into possession of information that is not publicly available, either through such Covered Person’s work with the Companies or outside of the workplace, the Covered Person or Independent Trustee will be required to adhere to the Statement on the Prohibition of Insider Trading (the “Statement”) as described in the following pages. The Covered Person or Independent Trustee will also be subject to certain reporting requirements in connection with complying with the Code, as applicable.

A.	BACKGROUND

The securities laws and the rules and regulations of self-regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of Federal Securities Laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading;

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Companies and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the Federal Securities Laws, including the Insider Trading Sanctions Act of 1984 (“ITSA”) and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). The Adviser’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

In connection with the above, a violation of the Companies’ policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized, and as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Company may initiate or cooperate in proceedings resulting in such penalties.

B.	POLICY

No person to whom the Statement applies, including officers, trustees or employees of the Companies, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, trustee or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider trading.” Any questions regarding this policy and procedure should be directed to the CCO (or designee).

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an “insider” while in possession of material non-public information;

•

trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

C.	WHO IS AN INSIDER?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

D.	WHAT IS MATERIAL INFORMATION?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States, 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with the CCO (or designee) before acting in any way on such information.

E.	WHAT IS NON-PUBLIC INFORMATION?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered public. In certain instances, information disseminated to certain segments of the investment community may be deemed “public.” For example, research communicated through institutional information dissemination services such as First Call. The amount of time since the information was first disseminated ordinarily is a factor regarding whether information is considered public.

F.	BASES FOR LIABILITY

Described below are circumstances under which a person or entity may be deemed to have traded on inside information, and prohibitions applicable, in particular to investment advisers.

1. Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company such as, among others, attorneys and accountants (“temporary insiders”) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

G.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained or loss avoided.

H.	CONTROLLING THE FLOW OF SENSITIVE INFORMATION

The following procedures have been established to assist the Companies in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Company or for themselves and to assist the Companies and their supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every Covered Person must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or one or more of the Companies, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO (or designee).

1. Identifying Inside Information

Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is not public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is public, you must ask the CCO prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•

Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Companies, other than to the CCO.

•	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2. Restricting Access to Material Non-public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted. Such information shall also be kept sealed outside of the AGL offices including if you are travelling or working from home.

3. Personal Security Trading

All Covered Persons must trade in accordance with the provisions of the Code as well as the Statement in order to assist the Companies with monitoring for violations of the law.

4. Restricted List

As defined in the Code, the Companies will maintain a Restricted List. Disclosure outside of the Companies as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5. Supervision/Investigation

Should the CCO learn, through regular review of personal trading documents, or from some other source, that a violation of this Code is suspected, the CCO shall alert the Chief Executive Officer and the General Counsel. Together these parties will determine who should conduct further investigation, if they determine one is necessary.